EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-127737 on Form S-8 of BankFinancial, F.S.B. of our report dated May 30, 2017 appearing in this Annual Report on Form 11-K of the BankFinancial and Subsidiaries Associate Investment Plan for the year ended December 31, 2016.
/s/ Crowe Horwath LLP
Oak Brook, Illinois
May 30, 2017